SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)
                               (Amendment No. 1)1

                        CATALYTICA ENERGY SYSTEMS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.005 per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  148884 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Peter R. Vogelsand
                   Morgan Stanley Capital Partners III, Inc.
                          1221 Avenue of the Americas
                               New York, NY 10020
                            Tel. No. (212) 762-8422)
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                August 13, 2001
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

---------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the th purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 148884 10 9                     13D                  Page 1 of 6 Pages

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Dean Witter & Co.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                         [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
-------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                           -0-
                                    -------------------------------------------
            NUMBER OF SHARES        8      SHARED VOTING POWER
         BENEFICIALLY OWNED BY             3,386,748
         REPORTING PERSON WITH      -------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           -0-
                                    -------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           3,386,748
-------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

             3,386,748
-------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

-------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             19.7%
-------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148884 10 9                     13D                  Page 2 of 6 Pages

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Capital Partners III, Inc.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                         [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
-------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                           -0-
                                    -------------------------------------------
            NUMBER OF SHARES        8      SHARED VOTING POWER
         BENEFICIALLY OWNED BY             3,386,748
         REPORTING PERSON WITH      -------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           -0-
                                    -------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           3,386,748
-------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

             3,386,748
-------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

-------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             19.7%
-------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148884 10 9                     13D                  Page 3 of 6 Pages

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MSCP III, LLC
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                         [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
-------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                           -0-
                                    -------------------------------------------
            NUMBER OF SHARES        8      SHARED VOTING POWER
         BENEFICIALLY OWNED BY             3,386,748
         REPORTING PERSON WITH      -------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           -0-
                                    -------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           3,386,748
-------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

             3,386,748
-------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

-------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             19.7%
-------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148884 10 9                     13D                  Page 4 of 6 Pages

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Capital Partnes III, L.P.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                         [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
-------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                           -0-
                                    -------------------------------------------
            NUMBER OF SHARES        8      SHARED VOTING POWER
         BENEFICIALLY OWNED BY             2,995,781
         REPORTING PERSON WITH      -------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           -0-
                                    -------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,995,781
-------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

             2,995,781
-------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

-------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             17.4%
-------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148884 10 9                     13D                  Page 5 of 6 Pages

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Capital Investors, L.P.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                         [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
-------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                           -0-
                                    -------------------------------------------
            NUMBER OF SHARES        8      SHARED VOTING POWER
         BENEFICIALLY OWNED BY             84,253
         REPORTING PERSON WITH      -------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           -0-
                                    -------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           84,253
-------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

             84,253
-------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

-------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .5%
-------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148884 10 9                     13D                  Page 6 of 6 Pages

-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MSCP III 892 Investors, L.P.
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                         [ ]

-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
-------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                           -0-
                                    -------------------------------------------
            NUMBER OF SHARES        8      SHARED VOTING POWER
         BENEFICIALLY OWNED BY             306,714
         REPORTING PERSON WITH      -------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           -0-
                                    -------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           306,714
-------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

             306,714
-------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

-------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.8%
-------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     Unless indicated as otherwise, all items left blank remain unchanged and any items which are reported are deemed to replace the existing items in the original Schedule 13D. All defined terms shall have the same meaning as previously ascribed to them in the original Schedule 13D, unless otherwise noted.


     Item 1. Security and Issuer.



     Item 2. Identity and Background.



     Item 3. Source and Amount of Funds or Other Consideration.



     Item 4. Purpose of Transaction.



     Item 5. Interest in Securities of the Issuer.

     On August 13, 2001, the Funds sold 750,000 shares of Common Stock in a follow-on public offering at a price to the pubic of $12.18 per share. As a result of this sale, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, the Funds may be deemed to beneficially own, in the aggregate, 3,386,748 shares of Common Stock, or approximately 19.7% of the outstanding shares of Common Stock.

     Each of MSDW, MSCP III, Inc. and MSCP III, LLC may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock beneficially owned by the Funds.

     MSDW is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.



     Item 7. Material to be Filed as Exhibits.

     Exhibit 1: Joint Filing Agreement among the Reporting Persons (incorporated by reference to Exhibit 1 of Schedule 13D filed by the Funds with the Securities and Exchange Commission on December 26, 2000).

     Exhibit 2: Stockholder Rights Agreement dated as of December 15, 2000 among Catalytica Energy and the Funds (incorporated by reference to Exhibit 1 of Schedule 13D filed by the Funds with the Securities and Exchange Commission on December 26, 2000).

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 15, 2002

                                          MORGAN STANLEY DEAN WITTER & CO.


                                          By: /s/ Peter R. Vogelsang
                                             ----------------------------------
                                             Name:  Peter R. Vogelsang
                                             Title: Authorized Signatory

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 15, 2002

                                           MORGAN STANLEY CAPITAL PARTNERS III,
                                           INC.


                                           By: /s/ Peter R. Vogelsang
                                              ---------------------------------
                                              Name:  Peter R. Vogelsang
                                              Title: Secretary

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 15, 2002

                                             MSCP III, LLC

                                             By:  Morgan Stanley Capital
                                                  Partners III, Inc.,
                                                  as Member


                                             By: /s/ Peter R. Vogelsang
                                                -------------------------------
                                                Name:  Peter R. Vogelsang
                                                Title: Secretary

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 15, 2002

                                          MSCP III 892 INVESTORS, L.P.

                                          By:  MSCP III, LLC,
                                               as General Partner

                                          By:  Morgan Stanley Capital Partners
                                               III, Inc., as Member


                                          By: /s/ Peter R. Vogelsang
                                             -----------------------------------
                                             Name:  Peter R. Vogelsang
                                             Title: Secretary

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 15, 2002

                                      MORGAN STANLEY CAPITAL PARTNERS III, L.P.

                                      By:  MSCP III, LLC,
                                           as General Partner

                                      By:  Morgan Stanley Capital Partners III,
                                           Inc., as Member


                                      By: /s/ Peter R. Vogelsang
                                         --------------------------------------
                                         Name:  Peter R. Vogelsang
                                         Title: Secretary

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 15, 2002

                                          MORGAN STANLEY CAPITAL INVESTORS, L.P.

                                          By:  MSCP III, LLC,
                                               as General Partner

                                          By:  Morgan Stanley Capital Partners
                                               III, Inc., as Member


                                          By: /s/ Peter R. Vogelsang
                                             -----------------------------------
                                             Name:  Peter R. Vogelsang
                                             Title: Secretary